UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

FIRST ASIA HOLDINGS LIMITED

 (Exact name of registrant as specified in its charter)

Canada (State of Incorporation)	000-30801 (Commission File No.)	N/A (IRS Employer Identification No.)

Room A, 1/F, Tontex Building, 2 Sheung Hei Street, Kowloon, Hong Kong
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  852-2581 0708

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Director

On April 1, 2011, Fung Ming resigned as a director of First Asia Holdings Limited (the “Company”), a Canadian corporation.  The resignation of Fung Ming was not due to a disagreement with the Company.

Appointment of Director

On April 1, 2011, the Board of Directors of the Company appointed Ms Luk Lai Ching Kimmy as a director of the Company to fill the vacancy created by the resignation of Fung Ming.

Ms. Luk Lai Ching Kimmy.  Ms. Luk Lai Ching Kimmy, age 47, is a director of the Company.  In addition to serving as a director of the Company, she also serves as the executive director of First Asia Strategy Limited and Huge Team Investments Limited, companies whose principal business operations are focused on investment holding.  Ms. Luk Lai Ching Kimmy has over 10 years of experience in marketing real estate projects in Hong Kong.  She was appointed to the Board of Directors of the Company for her significant experience in the Hong Kong real estate industry.  From August 2008 to the present, Ms. Luk has been the Vice President of First Asia Holdings (HK) Limited which is located in Hong Kong and is in the real estate business.  As Vice President of First Asia Holdings (HK) Limited, Ms. Luk was responsible for marketing real estate projects in Hong Kong and South East Asia.  From May 2006 to June 2008, Ms. Luk was the Chief Marketing Executive of M & D Investments Company Limited which is located in Hong Kong and is in the business of promotion of real estate projects.  As Chief Marketing Executive of M & D Investments Company Limited, Ms. Luk was responsible for promoting real estate projects in Hong Kong and South East Asia.

The Company does not have any employment agreements with the newly elected director.  Ms. Luk Lai Ching Kimmy is the direct and beneficial owner of approximately 59% of the issued and outstanding stock of the Company through her ownership interests in the companies, First Asia Strategy Limited and Huge Team Investments Limited, both of which are shareholders of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ASIA HOLDINGS LIMITED.

Date: April 8, 2011

By: /S/ Ms Luk Lai Ching Kimmy

Ms Luk Lai Ching Kimmy, Director

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